Exhibit (l)

MANULIFE PRIVATE CREDIT PLUS FUND

200 Berkeley Street

Boston, Massachusetts 02116

September 13, 2024

To whom it may concern:

John Hancock Manulife Private Credit Plus Fund (the “Trust”) is a voluntary association (commonly referred to as a “business trust”) established under Massachusetts law with the powers and authority set forth under its Agreement and Declaration of Trust dated January 4, 2023, as amended from time to time (the “Declaration of Trust”). The Trust’s board of trustees (the “Trustees”) has the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

As provided in the Declaration of Trust, (i) the Trustees may establish and designate one or more series of its outstanding shares of beneficial interest (the “Shares”), or one or more classes thereof, with or without par value, (ii) the number of shares of each series or class authorized is unlimited, and (iii) the Trustees may from time to time issue and sell or cause to be issued and sold shares of the Trust for cash or for property. All such Shares, when so issued, shall be fully paid and non-assessable by the Trust.

This opinion is furnished in connection with the registration by the Trust of 24,390,243 Shares, no par value, under the Securities Act of 1933, as amended, pursuant to a registration statement on Form N-2 (File Nos.: 333-280481; 811-23896), as amended (the “Registration Statement”).

I am a member of the Massachusetts bar and have acted as internal legal counsel to the Trust in connection with the preparation of the Registration Statement. I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as I have deemed necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, and with respect to existing Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that the Shares, when issued, sold and consideration therefore is paid in accordance with the Registration Statement, will be legally issued, fully paid and non-assessable by the Trust. In this regard, however, I note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

I consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Betsy Anne Seel
Betsy Anne Seel
Attorney-In-Fact
Manulife Private Credit Plus Fund